Exhibit 99.1

Premier Air Charter, Inc. Announces Notable Increase in Bookings to Mexico as More
Travelers Seek Personalized and Convenient Air Travel Solutions

CARLSBAD, CA / ACCESS Newswire / June 12, 2025 / Premier Air Charter Holdings Inc. (OTC PINK: PREM) ("Premier Air Charter", "Premier"), is pleased to announce that its wholly owned subsidiary, Premier Air Charter, Inc., reported a notable increase in travel bookings to Mexico during the first quarter of 2025, which management believes reflect a strong demand for destination experiences. This increase aligns with the overall upward trend in the charter flight industry, as highlighted by Argus International, underscoring Premier’s commitment to delivering exceptional travel opportunities.

Premier Air Charter is seeing an increase in demand for private flights to Mexico during the first quarter of 2025, with a 143% increase in travel volume over a recent three-month span when compared to the same period in 2024. This growth reflects Premier’s strategic focus on high-demand destinations and its ability to scale quickly to meet client needs. By aligning its fleet availability and service offerings with rising interest in Mexico travel, Premier is positioned to solidify its position as a top choice for travelers seeking both luxury and efficiency.

Premier is capitalizing on positive shifts in consumer sentiment toward private aviation by offering enhanced flexibility, custom itineraries, and a premium onboard experience that appeals to both leisure and business travelers. As Mexico continues to grow in appeal thanks to its strategic location and economic momentum, Premier is uniquely positioned to deliver unmatched service on routes where demand is accelerating fastest.

About Premier Air Charter

Premier Air Charter Holdings Inc. (OTC PINK: PREM) is a Carlsbad, California-based -based aircraft charter provider that serves an international community of aviation enthusiasts. Premier Air Charter specializes in creating trusted partnerships within the aviation industry to deliver bespoke aviation solutions for its clients. With a focus on reliability, innovation, and sustainability, Premier Air Charter aims to continuously exceed expectations, fostering lasting relationships and becoming the preferred choice for private air travel worldwide. For more information, please visit www.premieraircharter.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future development activities and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with the Company's business and finances in general, including the ability to continue and manage its growth, competition, global economic conditions and other factors discussed in detail in the Company's periodic filings with the Securities and Exchange Commission.

Media Contact:

Ross Gourdie, President
Premier Air Charter
(858) 304-2665
office@premieraircharter.com